Exhibit 4.1

EXECUTION COPY

BARCLAYS GLOBAL INVESTORS, N.A.,

as Sponsor

And

THE BANK OF NEW YORK,

as Trustee

First Amendment to Depositary Trust Agreement

iShares COMEX Gold Trust

Dated as of March 10, 2006

- i -

FIRST AMENDMENT TO DEPOSITARY TRUST AGREEMENT

THIS FIRST AMENDMENT (this “Amendment”) to the Depositary Trust Agreement dated as of January 19, 2005 is entered into on March 10, 2006, by and between BARCLAYS GLOBAL INVESTORS, N.A., a national banking association, in its capacity as Sponsor, and THE BANK OF NEW YORK, a New York banking corporation, as trustee.

W I T N E S S E T H :

WHEREAS the “iShares COMEX Gold Trust”, a trust governed by the laws of the State of New York, was created pursuant to the Depositary Trust Agreement dated as of January 19, 2005 executed by the Sponsor and the Trustee (the “Depositary Trust Agreement”); and

WHEREAS the parties hereto wish to amend the Depositary Trust Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1. Definitions. Except as otherwise specified in this First Amendment to Depositary Trust Agreement, or as the context may otherwise require, capitalized terms shall have the meaning ascribed to them in the Depositary Trust Agreement. In addition,

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Internal Control Over Financial Reporting” has the meaning ascribed to such term in Rules 13a-15(f) and 15d-15(f) adopted by the Commission under the Exchange Act.

Section 1.2. Rules of Construction. Unless the context otherwise requires:

(i) a term has the meaning assigned to it;

(ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles as in effect in the United States;

(iii) “or” is not exclusive;

(iv) the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Amendment as a whole and not to any particular Article, Section or other subdivision;

(v) “including” means including without limitation; and

(vi) words in the singular include the plural and words in the plural include the singular.

ARTICLE 2

AMENDMENTS TO THE DEPOSITARY TRUST AGREEMENT

Section 2.1. Text of the Amendments. The following Sections of the Depositary Trust Agreement are hereby amended as follows:

(1) Section 4.8(b) of the Depositary Trust Agreement is hereby amended to read in full as follows:

“(b) The Trustee shall provide the Sponsor with such certifications, supporting documents and other evidence regarding the Internal Control Over Financial Reporting established and maintained by the Trust, and used by the Trustee in connection with its preparation of the financial statements of the Trust, as may be reasonably necessary in order to enable the Sponsor to prepare and file or furnish to the Commission any certifications regarding such matters which may be required to be included with the Trust’s periodic reports under the Exchange Act.”

(2) Section 5.4 of the Depositary Trust Agreement is hereby amended to read in full as follows:

“Section 5.4. Resignation or Removal of the Trustee; Appointment of Successor Trustee.

(a) The Trustee may at any time resign as Trustee hereunder by written notice of its election so to do, delivered to the Sponsor, and such resignation shall take effect upon the appointment of a successor Trustee and its acceptance of such appointment as hereinafter provided.

(b) The Sponsor may remove the Trustee in its discretion by written notice delivered to the Trustee in the manner provided in Section 7.5 at least 90 days prior to the fifth anniversary of the date of this Agreement or, thereafter, by written notice delivered to the Trustee at least 90 days prior to the last day of any subsequent three-year period.

(c) If at any time the Trustee

(i) ceases to be a Qualified Bank,

(ii) is in material breach of its obligations under this Agreement and fails to cure such breach within 30 days after receipt of written notice from the Sponsor or Registered Owners acting on behalf of at least 25% of the outstanding Shares specifying such default and requiring the Trustee to cure such default, or

(iii) fails to consent to the implementation of an amendment to the Trust’s initial Internal Control Over Financial Reporting deemed necessary by the Sponsor and, after consultations with the Sponsor, the Sponsor and the Trustee fail to resolve their differences regarding such proposed amendment, the Sponsor, acting on behalf of the Registered Owners, may remove the Trustee by written notice delivered to the Trustee in the manner provided in Section 7.5, and such removal shall take effect upon the appointment of a successor Trustee and its acceptance of such appointment as hereinafter provided.

(d) If the Trustee acting hereunder resigns or is removed, the Sponsor, acting on behalf of the Registered Owners, shall use its reasonable efforts to appoint a successor Trustee, which shall be a Qualified Bank. Every successor Trustee shall execute and deliver to its predecessor and to the Sponsor, acting on behalf of the Registered Owners, an instrument in writing accepting its appointment hereunder, and thereupon such successor Trustee, without any further act or deed, shall become fully vested with all the rights, powers, duties and obligations of its predecessor; but such predecessor, nevertheless, upon payment of all sums due it and on the written request of the Sponsor, acting on behalf of the Registered Owners, shall execute and deliver an instrument transferring to such successor all rights and powers of such predecessor hereunder, shall duly assign, transfer and deliver all right, title and interest in the Trust Property to such successor, and shall deliver to such successor a list of the Registered Owners of all outstanding Shares. The Sponsor or any such successor Trustee shall promptly mail notice of the appointment of such successor Trustee to the Registered Owners.

(e) Any corporation into which the Trustee may be merged, consolidated or converted in a transaction in which the Trustee is not the surviving corporation shall be the successor of the Trustee without the execution or filing of any document or any further act. During the 90-day period following the effectiveness of a merger, consolidation or conversion described in the preceding sentence, the Sponsor may, by written notice to the Trustee, remove the Trustee and designate a successor Trustee in compliance with the provisions of subsection (c) above.”

(3) A new paragraph “(c)” is added at the end of Section 5.10, to read as follows:

“(c) The policies and procedures comprising the Trust’s initial Internal Control Over Financial Reporting have been adopted and copies thereof have been delivered to the appropriate officers of the Sponsor and the Trustee. Amendments to such initial Internal Control Over Financial Reporting may be proposed from time to time by the Sponsor, but such amendments may not be adopted in connection with the preparation of the Trust’s financial statements without the Trustee’s consent (which consent will not be unreasonably withheld or delayed).”

ARTICLE 3

MISCELLANEOUS

Section 3.1. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of such counterparts shall constitute one and the same instrument. Copies of this Amendment shall be filed with the Trustee and shall be open to inspection by any Registered Owner during the Trustee’s business hours.

Section 3.2. Third-Party Beneficiaries. This Amendment is for the exclusive benefit of the parties hereto, and shall not be deemed to give any legal or equitable right, remedy or claim whatsoever to any other person.

Section 3.3. Severability. In case any one or more of the provisions contained in this Amendment should be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Amendment shall in no way be affected, prejudiced or disturbed thereby.

Section 3.4. Agent for Service; Submission to Jurisdiction. The Sponsor hereby (i) irrevocably designates and appoints Barclays Bank PLC, New York Branch, General Counsel’s Office, located at 200 Park Avenue, 4th Floor, New York, New York 10166, in the State of New York, as the Sponsor’s authorized agent upon which process may be served in any suit or proceeding arising out of or relating to this Amendment, (ii) consents and submits to the jurisdiction of any state or federal court in The City of New York, State of New York, in which any such suit or proceeding may be instituted, and (iii) agrees that service of process upon said authorized agent shall be deemed in every respect effective service of process upon the Sponsor in any such suit or proceeding. The Sponsor agrees to deliver, upon the execution and delivery of this Amendment, a written acceptance by such agent of its appointment as such agent. The Sponsor further agrees to take any and all action, including the filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment in full force and effect for so long as any Shares remain outstanding or this Amendment remains in force. In the event the Sponsor fails to continue such designation and appointment in full force and effect, the Sponsor hereby waives personal service of process upon it and consents that any such service of process may be made by certified or registered mail, return receipt requested, directed to the Sponsor at its address last specified for notices hereunder, and service so made shall be deemed completed five (5) days after the same shall have been so mailed.

Section 3.5. Governing Law. This Amendment shall be interpreted under, and all rights and duties under this Amendment shall be governed by, the internal substantive laws (but not the choice of law rules) of the State of New York.

IN WITNESS WHEREOF, BARCLAYS GLOBAL INVESTORS, N.A. and THE BANK OF NEW YORK have duly executed this First Amendment to the Depositary Trust Agreement as of the day and year first set forth above.

BARCLAYS GLOBAL INVESTORS, N.A.

By:	/s/ Michael Latham
Title:	Managing Director

By:	/s/ Joanna Callinicos
Title:	Principal

THE BANK OF NEW YORK, as Trustee

By:	/s/ Edward G. McGann
Title:	Vice President